Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS $44.1 MILLION IN OPERATING INCOME FOR
THE FIRST NINE MONTHS OF 2021

LITTLE ELM, TEXAS, November 16, 2021 — Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $44.1 million for the first nine months of 2021, compared to an operating income for the same period last year of $11.8 million, and that income applicable to common shareholders was $35.0 million for the first nine months of 2021 compared to $14.7 million in the prior year. Net sales were $36.4 million for the three months ended September 30, 2021 and $128.9 million for the nine months ended September 30, 2021. The U.S. government remained a significant customer, constituting 50.7% and 64.8% of the net sales in the three and nine-month periods ended September 30, 2021. During the quarter ended September 30, 2021, despite the increase in revenues, Retractable’s gross profit margins were adversely affected by the widespread and unprecedented rise in transportation costs and delays affecting nearly all importers as a consequence of COVID-19’s impact on the global supply chain.

Retractable reports the following results of operations for the three and nine months ended September 30, 2021 and 2020, respectively.

Comparison of Three Months Ended September 30, 2021 and September 30, 2020

Domestic sales, including sales to the U.S. government, accounted for 93.7% and 94.2% of the revenues for the three months ended September 30, 2021 and 2020, respectively. Domestic revenues increased 33.5% principally due to increased volumes primarily attributable to orders from the U.S. government. Domestic unit sales increased 34.1%. Domestic unit sales were 90.6% of total unit sales for the three months ended September 30, 2021. Domestic unit sales excluding the U.S. government rose approximately 32.6%. International revenues increased approximately 45.5% due to an increase in products available for international shipment. Our international orders may be subject to significant fluctuation over time and may not be reflective of the full year’s sales. Overall unit sales increased 34.2%. Other than the U.S. government, our increased sales are predominantly attributable to existing customers as well as several new smaller customers who do not operate as distributors. Our gross margins were significantly impacted during the third quarter of 2021 due to the global demand for, and rising costs of, cargo freight transportation. Despite the increase in revenues for the third quarter of 2021, our gross profit decreased, both on a per unit basis and in the aggregate.

Cost of manufactured product increased 78.4% principally due to both an increase in units sold and higher materials and transportation costs. Royalty expense increased 36.6% due to increased gross sales.

Operating expenses increased 56.0% from the prior year. This is substantially due to increased headcount and other employee-related expenses, as well as consulting expenses. Each of these is attributable to the larger volume of orders and the expansion activities required by the Technology Investment Agreement (“TIA”). Included in the increased employee expenses were $1.2 million of share-based compensation expense and $338 thousand from general salary increases and larger headcount. Sales and marketing expenses decreased due to a reduction in marketing samples and bonus expense.

Income from operations was $8.0 million compared to income from operations of $10.3 million for the same period last year. The decrease was due to lower gross margins as mentioned above and an increase in general and administrative expenses.

Interest and other income (loss) was ($319) thousand for the quarter ended September 30, 2021 as compared to ($87) thousand for the same period last year principally due to a decrease in investment balances from unrealized losses from the prior quarter.  Interest expense for the third quarter of 2021 increased by approximately 46.4% from the same period in the prior year. The increase is primarily attributable to imputed interest associated with amounts payable for the repurchase of preferred stock from former shareholders.

Comparison of Nine Months Ended September 30, 2021 and September 30, 2020

Domestic sales, including sales to the U.S. government, accounted for 95.3% and 86.8% of the revenues for the nine months ended September 30, 2021 and 2020, respectively. Domestic revenues increased 184.0% principally due to higher average pricing and increased volumes primarily attributable to orders from the U.S. government. Domestic unit sales increased 160.9%. Domestic unit sales were 92.7% of total unit sales for the nine months ended September 30, 2021. Domestic unit sales excluding the U.S. government rose approximately 36.6%. International revenues decreased approximately 8.6%. Our international orders may be subject to significant fluctuation over time and may not be reflective of the full year’s sales. Overall unit sales increased 129.9%. As a result of product mix and customer base for the 2021 nine-month period, our average net revenue per unit sold increased by 12.5%. Other than the U.S. government, our increased sales are predominantly attributable to existing customers as well as several new smaller customers who do not operate as distributors.

Cost of manufactured product increased 137.1% principally due to an increase in overall units sold as well as higher inventory carrying costs. Royalty expense increased 123.3% due to increased gross sales.

An increase in operating expenses of 83.6% over the previous year is primarily attributable to an increase in headcount, employee-related expenses, and consulting fees. These increases are due to the growth in order volume and expansion activities required by the TIA. Included in the increased employee expenses were bonuses and retroactive salary increases for the named executive officers of approximately $650 thousand, $2.2 million in other employee bonuses, and $2.5 million of share-based compensation expense. Sales and marketing expenses increased due to employee bonuses and an increase of GPO fees on the basis of the increase in sales.

Income from operations was $44.1 million compared to $11.8 million for the same period last year. The increase was due to the increase in net revenues and resulting gross profit.

Interest and other income (loss) increased 15.1% for the nine months ended September 30, 2021 compared to the same period last year principally due to unrealized gains from our investments.  Interest expense for the first nine months of 2021 increased by approximately 63.0% from the same period in the prior year. The increase is primarily attributable to imputed interest associated with amounts payable for the repurchase of preferred stock from former shareholders.

The 2021 recognition of the gain from the forgiveness PPP Loan and the 2020 release of the valuation allowance for approximately $1.8 million in deferred tax assets affect the comparability of the nine-month periods ended September 30, 2021 and 2020.

Further details concerning the results of operations as well as other matters are available in Retractable's Form 10-Q filed on November 15, 2021 with the U.S. Securities and Exchange Commission.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer